UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2026

5E ADVANCED MATERIALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41279	87-3426517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9329 Mariposa Road, Suite 210
Hesperia, California		92344
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (442) 221-0225

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	FEAM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2026, the board of directors (the “Board”) of 5E Advanced Materials, Inc. (the “Company”) appointed Jonathan Siegler, as a director, effective as of such date, to serve for a term expiring at the Company’s next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal. Mr. Siegler was designated for appointment to the Company’s Board by BEP Special Situations IV LLC (“Bluescape”) pursuant to the terms of the Fourth Amended and Restated Investor and Registration Rights Agreement, dated January 14, 2025 (the “IRRA”), by and among the Company, Bluescape and Ascend Global Investment Fund SPC, for and on behalf of Strategic SP (“Ascend”), which provides each of Bluescape and Ascend the right to designate two directors to serve on the Company’s Board for so long as each such party beneficially owns 25% of the Company’s common stock, and one director to serve on the Company's Board for so long as each such party beneficially owns 10% of the Company's common stock. Mr. Siegler will succeed Graham van’t Hoff as one of Bluescape’s designees and will serve along with Curtis Hébert, Jr. as Bluescape’s second designee. Mr. van’t Hoff will continue to serve as chairperson of the Board.

Mr. Siegler is eligible to participate in the Company’s Non-Employee Director Compensation Policy. Under the Policy, Mr. Siegler is eligible to receive an annual cash retainer of $50,000, earned on a quarterly basis based on a calendar quarter and paid in arrears not later than the fifteenth day following the end of each calendar quarter (prorated for the portion of the calendar quarter he actually served as a Non-Employee Director). Mr. Siegler is also eligible to receive a grant of restricted stock units (“RSUs”) on the last day of each calendar quarter on which he is serving as a director, with value equal to the annual cash retainer divided by four, subject to any stockholder approvals required, with the number of RSUs determined by dividing the cash value by the average closing price of the Company’s common stock during the applicable calendar quarter (inclusive of the first and last day of such calendar quarter). Such quarterly RSU grants will vest on July 1st following the applicable grant date, subject to Mr. Siegler’s continued service through the applicable vesting date. Such RSU Awards to Mr. Siegler will also vest in full (i) immediately upon the effectiveness of his voluntary resignation from the Board, (ii) in the event of a change in control, or (iii) upon his death or disability.

Mr. Siegler has also entered into the Company’s standard indemnification agreement for directors and officers. Mr. Siegler does not have any family relationship with any other director or executive officer of the Company. From time to time, the Company enters into and may in the future enter into transactions with Bluescape. Mr. Siegler is a managing director for Bluescape Energy Partners and may be deemed to have an interest in the transactions between the Company and Bluescape described in the Company’s proxy statement on Schedule 14A filed on October 27, 2025 under the heading “Certain Relationships and Related Party Transactions” and the Company’s Current Reports on Form 8-K filed on December 4, 2025 and January 12, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

5E Advanced Materials, Inc.

Date:	April 13, 2026	By:	/s/ Joshua Malm
Joshua Malm Chief Financial Officer, Treasurer and Corporate Secretary